Exhibit 10.1

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CBOT HOLDINGS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 23 day of March, 2006 (this “Agreement”), by and between CBOT Holdings, Inc. (“Holdings”) and Kevin J. P. O’Hara (“Executive”).

WHEREAS, Holdings desires to employ Executive to provide services to it and to the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation, (the “CBOT”), and Executive desires to accept such employment, on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. Subject to the provisions of Section 4, this Agreement shall be effective for a term commencing on Executive’s first day of employment, on a date that is no later than May 1, 2006 and ending on the day immediately preceding the fourth anniversary of Executive’s first day of employment (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than ninety days prior to the expiration of the Initial Term or any extension thereof, either party shall provide written notice to the other party of its or his desire not to extend the term (the Initial Term together with any extension period shall be referred to below as the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall serve as the Chief Administrative Officer and Chief Strategy Officer of Holdings. Executive shall report to the Chief Executive Officer of Holdings (the “CEO”) with a dotted line reporting relationship to the Executive Committee of the Board of Directors of Holdings (the “Board”) and shall perform the duties assigned to him by the CEO or by the Board or the Executive Committee, which duties shall include the duties of chief legal officer of Holdings and the CBOT, and shall devote his full business time, attention and effort to the affairs of Holdings and the CBOT; provided, however, that Executive may engage in charitable, civic or community activities and may engage in passive investment activities, provided that such activities do not interfere with Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 5, 6, or 7 below. Upon any termination of employment, Executive shall be deemed to have resigned immediately all appointments and positions with Holdings and the CBOT and their employee benefit plans, and affiliated entities and shall execute any documents requested by Holdings to reflect such resignation.

3. Compensation.

(a) Base Salary. Executive’s annual base salary during the Employment Period shall be not less than $600,000, which amount shall be reviewed at least annually and may be increased but not decreased (his “Base Salary”).

(b) Performance Bonus. Executive shall participate in an annual performance bonus program pursuant to which Executive shall be eligible to earn an annual cash bonus amount (the

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“Performance Bonus”). The annual Performance Bonus for any fiscal year shall be equal to (i) 200% of Executive’s Base Salary paid for such year if maximum performance levels are achieved for the year, (ii) 100% of his Base Salary paid for such year if target performance levels are achieved for the year, or (iii) 50% of his Base Salary paid for such year if threshold performance levels are achieved for the year. For 2006, the Base Salary used for calculating Executive’s Performance Bonus shall be determined as if he had commenced employment with Holdings on January 1, 2006. The Performance Bonus, if any, awarded to Executive shall be paid to Executive no later than March 15th of the year following the fiscal year in which the Performance Bonus was earned. The Performance Bonus shall be based on performance levels established by the Compensation Committee of the Board, provided that the Chief Executive Officer of Holdings shall consult with Executive prior to making recommendations to the Compensation Committee for such purposes, and provided, further, that 75% of the performance levels established by the Compensation Committee shall be based on the primary financial measurements of Holdings and/or the CBOT during the year.

(c) Equity-Based Compensation. As of the first day of the Employment Period, Executive shall be granted an option to purchase 5,000 shares of common stock (the “Option”) in the form attached hereto as Exhibit A, and an award of 15,000 shares of restricted stock in the form attached hereto as Exhibit B. Each such grant shall be made pursuant to the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “LTEIP”). Commencing in 2007, Executive shall be considered for additional equity grants which may or may not be given in the complete discretion of the Compensation Committee of the Company’s Board of Directors.

(d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of Holdings’ and the CBOT’s employee benefit programs for which senior executive employees of Holdings are generally eligible excluding any plans providing severance or termination benefits (“Employee Benefits”); provided, however, that Holdings or the CBOT may amend, terminate or limit any such employee benefit program at any time. Executive shall be entitled to five (5) weeks of paid vacation each year.

(e) Expense Reimbursement. Holdings or the CBOT, as applicable, shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties and responsibilities under this Agreement, and that are consistent with policies of Holdings or the CBOT, as applicable, in effect from time to time with respect to travel, entertainment and other business expenses, subject to any applicable requirements with respect to reporting and documentation of such expenses. In addition, Holdings shall reimburse Executive for reasonable expenses incurred by him for legal, accounting and financial advice in connection with the negotiation and execution of this Agreement in an aggregate amount not to exceed $75,000. Executive shall be entitled to an amount not to exceed $15,000 per year for reimbursement of professional services (including legal, accounting, and financial advisors).

4. Termination.

(a) Death. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)	accrued Base Salary through and including Executive’s date of death;

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(ii) accrued Performance Bonus (calculated as if Executive achieved target performance levels for the year) through and including Executive’s date of death (determined on a pro rata basis for the number of days of the fiscal year for which Executive was employed by Holdings);

(iii) payment of COBRA premiums with respect to group health coverage for Executive’s spouse and dependents for a period of twelve (12) months following Executive’s death;

(iv) other Employee Benefits to which Executive was entitled on the date of death in accordance with the terms of the plans and programs of Holdings and the CBOT; and

(v) Executive’s Base Salary as then in effect for a period of twelve (12) months following Executive’s death.

(b) Disability. Holdings may, at its option, terminate this Agreement upon a Permanent Disability (as hereinafter defined) of Executive. Upon such termination, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of Executive’s termination of employment;

(ii) accrued Performance Bonus (calculated as if Executive achieved target performance levels for the year) through and including the effective date of Executive’s termination of employment (determined on a pro rata basis for the number of days of the fiscal year for which Executive was employed by Holdings);

(iii) payment of COBRA premiums with respect to group health coverage for Executive, and Executive’s spouse and dependents for period of twelve (12) months following termination of employment;

(iv) other Employee Benefits provided in accordance with the terms of the plans and programs of Holdings and the CBOT; and

(v) Executive’s Base Salary as then in effect for a period of twelve (12) months following Executive’s termination of employment.

For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred upon the first to occur of the following events: (1) if Executive, as a result of a mental or physical condition, injury, sickness or incapacity, has become incapable of satisfactorily (as determined by the Board) discharging the essential functions of Executive’s duties, with or without reasonable accommodation, for one hundred twenty (120) consecutive days during any period of twelve (12) consecutive months; or (2) the adjudication of such Executive as an incompetent or disabled person by a court of competent jurisdiction.

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(c) Cause.

(i) Holdings may, at its option, terminate Executive’s employment under this Agreement for Cause (as hereinafter defined).

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1) any refusal by Executive to perform Executive’s duties under this Agreement after written demand is delivered by the Board to the Executive identifying the manner in which the Executive has not substantially performed his duties or any willful and material violation of any material rule, regulation or guideline imposed by a regulatory or self regulatory body having jurisdiction over Holdings or the CBOT, as determined after investigation by the Board. Executive, after having been given written notice by Holdings, shall have seven (7) days to cure such refusal or violation;

(2) any intentional act of fraud, embezzlement, theft or misappropriation of Holdings’ or the CBOT’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3) any willful and material misconduct of Executive resulting in a material financial loss or liability to Holdings or the CBOT, or damage to the reputation of Holdings or the CBOT, as determined after investigation by the Board; or

(4) any breach by Executive of any one or more of the covenants contained in Sections 5, 6, or 7 below.

No act or omission shall be deemed willful for purposes of this Section if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Company. Neither the failure to meet performance objectives and standards nor differences of agreement with respect to strategy or the implementation of business plans or the success or lack of success of any such strategy or implementation shall constitute Cause. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Holdings delivers to Executive a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose. Executive shall be given at least fourteen (14) days advance written notice of any such meeting at which the Board proposes to consider whether or not to terminate Executive for Cause, and the written notice shall describe in reasonable detail the basis on which the Board may conclude that Cause exists. Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Board as he believes necessary.

(iii) The exercise of the right of Holdings to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of Holdings in respect of the breach giving rise to such termination.

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(iv) If Holdings terminates Executive’s employment for Cause, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(d) Without Cause. Holdings may, at its option, terminate Executive’s employment under this Agreement upon ten (10) days prior written notice to Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). If Holdings terminates Executive’s employment for any such reason (other than as a result of non-renewal of this Agreement pursuant to Section 1 hereof), all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 4(b)(i), 4(b)(iii) and 4(b)(iv) and, in addition, Executive shall be paid the Termination Amount. The “Termination Amount” is an amount equal to the Applicable Percentage (as defined below) of the sum of (I) the Executive’s annual Base Salary as of the date immediately prior to Executive’s termination of employment (disregarding any decrease in such Base Salary in breach of this Agreement), plus (II) the Performance Bonus for the year of termination calculated as if Executive achieved target performance levels for the year. The “Applicable Percentage” shall be 150% unless Executive’s termination of employment occurs within the twelve-month period immediately following a Change in Control (as defined in the LTEIP), in which case the applicable percentage shall be 200%. The Termination Amount shall be paid to Executive as soon as practicable after Executive executes and delivers a general release in such form as Holdings may reasonably require or, if later, the first day thereafter on which Holdings believes payment will not result in an additional tax on Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) Termination for Good Reason. Executive may terminate his employment under this Agreement at any time for Good Reason (as defined below). If Executive terminates his employment for Good Reason, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 4(b)(i) and 4(b)(iv) and in addition, Executive shall be paid the Termination Amount determined in accordance with Section 4(d). The Termination Amount shall be paid to Executive as soon as practicable after Executive executes and delivers a general release in such form as Holdings may reasonably require or, if later, the first day thereafter on which Holdings believes payment will not result in an additional tax on Executive under Section 409A of the Code.

(i) “Good Reason” shall mean (1) there is a material adverse change Executive’s position or material diminution of Executive’s responsibilities or authority hereunder (provided, however, that, prior to a Change in Control, no good faith change in Executive’s duties, responsibilities, and authorities which are consistent with his position as a senior executive of Holdings shall be deemed a material adverse change or material diminution for these purposes) (2) there is a reduction in Executive’s Base Salary, (3) the relocation of Executive’s primary office to a location that is more than 75 miles from the headquarters of Holdings on the date hereof, (4) an adverse change in Executive’s title, or (5) any material breach of this Agreement by Holdings including the Executive ceasing to be the Chief Administrative Officer and Chief Strategy Officer of Holdings.

(ii) Notwithstanding the foregoing, no termination by Executive for Good Reason shall be effective unless and until Executive has given Holdings written notice of the reasons for the termination for Good Reason and has given Holdings at least ten (10) business days in which to remedy the reasons stated, and Holdings has failed to do so.

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(f) Voluntary Termination. Upon two weeks’ prior written notice to Holdings, Executive may voluntarily terminate Executive’s employment with Holdings for any reason. If Executive voluntarily terminates Executive’s employment pursuant to this Section 4(f), all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(g) Non-Renewal of Agreement. In the event that this Agreement is not renewed pursuant to Section 1 hereof, Executive shall be an “at-will” employee and upon any termination of Executive’s employment with Holdings, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 4(b)(i) and 4(b)(iv) hereof, plus a Termination Amount determined in accordance with Section 4(d) but substituting an Applicable Percentage of 100%. The Termination Amount shall be paid to Executive as soon as practicable after Executive executes and delivers a general release in such form as Holdings may reasonably require or, if later, the first day thereafter on which Holdings believes payment will not result in an additional tax on Executive under Section 409A of the Code.

(h) Minimum Stock Retention. Notwithstanding anything contained herein to the contrary, at any time while Executive is employed by Holdings or the CBOT, Executive shall be required to hold for a period of at least two years, 50% of the “net shares” acquired upon the exercise of any portion of the Option and 50% of the “net shares” acquired upon vesting of any of the Restricted Stock. For the purposes of this Agreement, “net shares” shall mean the number of shares obtained by exercising the option, less the number of shares, if any, exchanged, withheld by Holdings or sold pursuant to a cashless exercise to pay the exercise price of the option and any taxes or transaction costs due upon the exercise

(i) Certain Additional Payments. In the event that it shall be determined that any payment or distribution by Holdings or the CBOT to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(i), such payments or distributions being referred to herein as “Payments”) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, (such excise tax, together with any interest and penalties thereon, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Additional Payment”) in an amount such that after payment by Executive of all Federal, state and local taxes and Excise Tax imposed upon the Additional Payment, Executive retains an amount of the Additional Payment equal to the Excise Tax imposed upon the Payments, provided, however, that no Additional Payment shall be made hereunder in the event that a reduction of 10% or less in the Payments taken into account for purposes of such Section 4999 would result in the avoidance of the Excise Tax.

(j) Federal and State Taxes. Holdings shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state, and local withholding taxes, and all applicable federal employment taxes. Notwithstanding anything contained in this Agreement to the contrary, any payments due under this Agreement shall be deferred until the first day that such payments can be made without subjecting Executive to interest and additional tax under Section 409A of the Code.

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5. Confidential Information. Executive acknowledges that certain information, observations and data (including, for example, trade secrets, strategic or operational plans, ideas for new products, proposals to establish affiliations with other entities, employment information about Holdings and CBOT employees and other, similar secret, valuable or confidential information) obtained by him while employed by Holdings and concerning the business or affairs of Holdings and its affiliates and subsidiaries (the “Companies”) (“Confidential Information”) are the property of Holdings. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to Holdings at the termination of his employment with Holdings, or at any other time Holdings may request, all memoranda, notes, plans, records, reports, computer tapes, printout and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Companies, which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Companies actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Holdings (“Work Product”) belong to Holdings. Executive shall promptly disclose such Work Product to the Board and, at Holdings’ expense perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat Chap. 140, § 301 et seq. (1983), Executive is hereby advised that this Section 7 regarding Holdings’ and the CBOT’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Companies are used and which are developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Companies or to the Companies’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Companies.

7. Non–Compete, Non–Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Holdings he shall become familiar with the Companies’ trade secrets and with other Confidential Information concerning the Companies and that his services shall be of special, unique and extraordinary value to Holdings. Therefore, Executive agrees that during the Employment Period, and for one (1) year after termination of employment for any reason (the “Non-Compete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business with a “Competitor.” “Competitor”, for purposes of this Agreement, means the New York Stock Exchange, Chicago Mercantile Exchange, The Chicago Board of Options Exchange, The Clearing Corporation, The Options Clearing Corporation, The London Clearing House, Brokertec, Eurex, Euronext, any other commodities, futures, options or securities exchange whether electronic or otherwise, and any entity that, directly or indirectly, owns

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or controls or is owned or controlled by any of these entities. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, if Holdings elects not to extend the term of this Agreement pursuant to Section 1 above, the Non-Compete Period shall terminate as of the sixth month anniversary of the last day of Executive’s employment by Holdings.

(b) During the Non-Compete Period, Executive shall not for the benefit of any Competitor directly or indirectly through any person or entity (i) induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof, (ii) hire any person who was an employee of the Companies at any time during the Non-Compete Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Companies to cease doing business with the Companies, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies.

(c) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

8. Enforcement.

(a) Holdings and Executive hereby agree that Holdings would be damaged irreparably in the event that any provision of Section 5, 6, or 7 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any nonperformance or breach. Accordingly, in the event of a breach or a threatened breach by Executive of any of the provisions of Section 5, 6, or 7, Holdings shall be entitled to, and Executive hereby consents to, the entry of a court order for specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 5, 6, or 7, the Non-Compete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that Executive shall submit to the personal jurisdiction of the courts of the State of Illinois in any action by Holdings to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision. Executive waives any such right to claim that any such court is an inconvenient forum for the resolution of any such action.

(b) Notwithstanding anything contained in this Agreement to the contrary, in the event Executive breaches any obligation under Section 5, 6, or 7 of this Agreement, any vested and unexercised portion of the Option shall be deemed cancelled and forfeited without further consideration to Executive and Executive shall pay to Holdings an amount equal to the value of Restricted Stock which vested upon termination of employment and the value received by Executive upon the exercise of any portion of the Option after termination of employment.

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9. Defense of Claims and Indemnity.

(a) During the Employment Period, and continuing after the termination of Executive’s employment by Holdings for a period of two (2) years, Executive shall reasonably cooperate with Holdings at its request in the defense or prosecution of any claim that may be made by or against the Companies. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with Holdings as determined to be necessary by Holdings at its sole discretion, for the defense or prosecution of a claim. During the two (2) year period after termination of Executive’s employment with Holdings, Holdings shall reimburse Executive for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his Base Salary on the date the Employment Period terminated, divided by two hundred (200), with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Executive. To the extent reasonably practicable, Holdings shall provide Executive with notice at least ten (10) days prior to the date on which any such travel is required.

(b) Executive shall be indemnified by Holdings against liability as an officer of Holdings as, and to the extent, provided for in the bylaws of Holdings, provided that Executive’s right to indemnification shall not, in any event, result in a benefit to Executive that is less than provided by such bylaws in effect on the date of this Agreement.

10. Trading Prohibition. The trading prohibitions contained in Holdings and the CBOT’s Personnel Policies and Procedures Manual shall apply to Executive during the Employment Period.

11. Survival Independent Provisions. Notwithstanding any other provision of this Agreement, Sections 4, 5, 6, 7, 8, and 9 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period. Executive’s covenants in Sections 5, 6, 7, 8, and 9, are independent covenants and the existence of any claim by Executive against Holdings or the CBOT under this Agreement or otherwise shall not excuse Executive’s breach of any covenant in Sections 5, 6, 7, 8, and 9. Holding’s covenant in Section 9(b), is an independent covenant and the existence of any claim by Holdings against Executive under this Agreement or otherwise shall not excuse Holding’s breach of such covenant.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.

Kevin J.P. O’Hara

At the address then recorded on the books and records of Holdings

With a copy to:

Steven J. Gavin and

Mark S. Weisberg

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

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Notices to Holdings:

Chief Executive Officer

CBOT Holdings, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

With a copy to:

Herbert W. Krueger

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

or such other address to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given the second business day after it has been so delivered, sent or mailed.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any jurisdiction, but this Agreement shall be reformed, construed and enforce in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. On and after the date of this Agreement, the Original Agreement shall have no force or effect.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Holdings, the CBOT and their respective heirs, successors and assigns, except that neither party may assign their rights or delegate their duties or obligations hereunder without the prior written consent of the other party. Holdings shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings would be required to perform it if no such assignment or succession had taken place.

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18. Choice of Law. All issues and questions concerning the construction validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Holdings (as approved by the Board) and Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CBOT HOLDINGS, INC.

By:	/s/ Bernard W. Dan
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Kevin J.P. O’Hara
Kevin J.P. O’Hara

EXHIBIT A

CBOT HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AWARD

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted this option under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”).

1. Terms of Award. The following terms used in this Non-Qualified Stock Option Award (this “Award”) shall have the meanings set forth in this paragraph 1:

The “Participant” is Kevin J.P. O’Hara.

The “Grant Date” is                 , 2006.

The number of “Covered Shares” is 5,000 shares of the Company’s Class A common stock.

The “Exercise Price” is $                 per share [the closing selling price of the stock on the New York Stock Exchange on the last trading preceding the Grant Date].

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

2. Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3. Date of Exercise. Subject to the limitations of this Award, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule.

INSTALLMENT OF TIME VESTED OPTIONS	VESTING DATE APPLICABLE TO INSTALLMENT
1,250 of Covered Shares	First Anniversary of Grant Date

1,250 of Covered Shares	Second Anniversary of Grant Date

1,250 of Covered Shares	Third Anniversary of Grant Date

1,250 of Covered Shares	Fourth Anniversary of Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, (i) all remaining Installments shall become immediately vested and exercisable upon a Change in Control, or Participant’s death or termination of employment by reason of Disability as defined in his employment agreement, and (ii) in the event of a termination of Participant’s employment by the Company without Cause (as defined below) or by the Participant for “Good Reason” as defined in his employment agreement with the Company, any Installment that would have become vested in accordance with the foregoing schedule within the 24-month period immediately following such termination of employment shall become immediately vested and exercisable. The Option may be exercised on or after the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason only as to that portion of the Covered Shares for which it was exercisable immediately prior to or became exercisable upon the date of such termination of employment.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a) the tenth anniversary of the Grant Date;

(b) immediately upon termination of the Participant’s employment with the Company or any Subsidiary for Cause (as defined in the Plan or in the Participant’s employment agreement with the Company);

(c) 30 days after the Participant resigns (other than for “Good Reason” within the meaning of the Participant’s employment agreement with the Company) from the employ of the Company and its Subsidiaries; or

(d) 90 days after any termination of employment with the Company and its Subsidiaries not described in paragraph (b) or (c) above.

The Option shall expire immediately upon any termination of employment with the Company and its Subsidiaries as to any portion of the Option which is not exercisable immediately before such termination of employment and does not become exercisable upon such termination of employment.

5. Method of Option Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment shall be made by any method provided in paragraph 7 of the Plan, other than by delivery of a promissory note.

6. Transferability. The Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant. It may not be assigned, transferred (except as aforesaid), pledged or

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hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

7. Plan Governs. Notwithstanding anything in this Award to the contrary, the terms of this Award are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Compensation Committee from time to time pursuant to the Plan.

8. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

9. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

10. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

11. Applicable Law. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

* * * * * *

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IN WITNESS WHEREOF, the Company has caused this Non-Qualified Stock Option Award to be executed in its name and on its behalf, all as of the Grant Date.

CBOT HOLDINGS, INC.

By
Its

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EXHIBIT B

CBOT HOLDINGS, INC.

RESTRICTED STOCK AWARD

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted shares of restricted stock of the Company’s Class A Common Stock (“Restricted Stock”) under the terms of the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan “) and pursuant to this Restricted Stock Award (the “Award”).

1. Terms of Award. The following terms used in this Award shall have the meanings set forth in this paragraph 1:

The “Participant” is Kevin J.P. O’Hara.

The “Grant Date” is                     , 2006.

The number of shares of Restricted Stock is 15,000.

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

2. Restrictive Legends. All certificates representing shares of Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal of state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and a risk of forfeiture as set forth in the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan and a certain Restricted Stock Award. Such Plan and Award are available for inspection at the office of the Secretary of the corporation.”

3. Vesting of Shares. The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date the Participant is vested in the shares in accordance with the following schedule:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
3,750 shares	First anniversary of Grant Date

3,750 shares	Second anniversary of Grant Date

3,750 shares	Third anniversary of Grant Date

3,750 shares	Fourth anniversary of Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, (i) the Participant shall become immediately vested in the shares of Restricted Stock and restrictions on such shares shall lapse as of the date of a Change in Control, the Participant’s death or termination of his employment by reason of Disability as defined in his employment agreement, and (ii) in the event of the termination of the Participant’s employment by the Company for reasons other than Cause (as defined in the Plan or in the Participant’s employment agreement with the Company) or by the Participant for “Good Reason” (as defined in his employment agreement with the Company), the Participant shall become immediately vested in any installment of shares that would have become vested in accordance with the foregoing schedule within twenty four months of such termination of employment and the restrictions on such shares shall immediately lapse. Except as otherwise provided in this paragraph 3 or an employment agreement, the Participant shall forfeit all unvested shares of Restricted Stock as of the date of any termination of the Participant’s employment with the Company.

4. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Award shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

5. Not an Employment Contract. The grant of the shares of Restricted Stock will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

6. Applicable Law. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award to be executed in its name and on its behalf, all as of the Grant Date.

CBOT HOLDINGS, INC., a Delaware corporation

By

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